Exhibit 3.1

ARTICLES OF AMENDMENT

OF

H. J. HEINZ COMPANY

In compliance with the requirements of 15 Pa. C.S. § 1911 et. seq. (relating to amendment of articles of incorporation), the undersigned business corporation, H. J. HEINZ COMPANY, desiring to amend and restate its Articles of Incorporation, hereby certifies that:

1.	The name of the corporation is H. J. HEINZ COMPANY (the “Corporation”), and its current registered office in the Commonwealth of Pennsylvania is located in Allegheny County at 1 PPG Place, Suite 3100, Pittsburgh, Pennsylvania 15222.

2.	The corporation was formed under the Act of the General Assembly of the Commonwealth of Pennsylvania, approved April 29, 1874, as supplemented and amended, as shown by its Certificate of Incorporation dated July 27, 1900, and recorded in the office of the Secretary of the Commonwealth in Charter Book Volume No. 61, page 212, and in the office of the Recorder of Deeds in and for the County of Allegheny on February 23, 1905, in Charter Book Volume No. 37, page 250.

3.	A First Restated Articles of Incorporation was filed in the office of the Secretary of the Commonwealth on July 25, 1994, and was subsequently amended on August 24, 2007 and August 21, 2008.

4.	Amendments to the First Restated Articles of Incorporation were properly adopted by the Corporation’s shareholders and approved by the directors pursuant to 15 Pa. C.S. §§ 1914(a), and shall be effective upon the filing of these Articles of Amendment in the Department of State.

5.	The Amended and Restated Articles of Incorporation adopted by the corporation, are set forth in full, is as follows:

1.	The name of the corporation: H. J. HEINZ COMPANY.

2.	The name of its commercial registered officer provider and county of venue is: c/o: Corporation Service Company, Dauphin County.

3.	The corporation is incorporated under the provisions of the Business Corporation Law of 1988.

4.	The corporation is organized on a stock share basis and the aggregate number of shares authorized is 1,100 shares, of which 1,000 shares shall be Third Cumulative Preferred Stock of the par value of $10.00 per share, issuable in one or more series, and 100 shares shall be Common Stock with no par value per share.

A description of each class of shares which the corporation shall have authority to issue and a statement of the preferences, qualifications, limitations, restrictions and the Special or relative rights granted to or imposed upon the shares of each class are as follows:

SECTION I. THIRD CUMULATIVE PREFERRED STOCK

This Section I sets forth a description of the Third Cumulative Preferred Stock (hereinafter called the “Third Preferred Stock”) and a statement of certain of the voting rights, designations, preferences, privileges, qualifications, limitations, options and common rights, and of certain of the special or relative rights granted to or imposed upon the shares of the Third Preferred Stock, and a statement of the rights and preferences of the series of the Third Preferred Stock designated as the “Third Cumulative Preferred Stock, 6.5% Second Series”:

Subsection A. Issuance in Series.

Subparagraph (1). The Third Preferred Stock shall be divided into and from time to time may be issued in series, and the Board of Directors is hereby expressly vested with the authority, in the resolution or resolutions providing for the issue of shares of particular series, before issuance, to fix and determine the:

(a)	distinctive serial designation of such series;

(b)	annual dividend rate for such series, and the date from which such dividends shall commence to accrue;

(c)	full, limited, multiple, fractional or no voting rights of such series;

(d)	redemption price or prices for such series, which may consist of a redemption price or scale of redemption prices applicable only to redemption for a sinking fund (which term as used herein shall include any fund or requirement for the periodic retirement of shares) and a different redemption price or scale of redemption prices applicable to any other redemption, and the terms and conditions on which shares of such series may be redeemed;

(e)	sinking fund provisions, if any, for the redemption or purchase of shares of such series;

(f)	amounts payable upon shares of such series in the event of the voluntary or involuntary liquidation of the corporation; and

(g)	terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of shares of the corporation into which such shares may be converted.

Subparagraph (2). All shares of the Third Preferred Stock shall be of equal rank with each other, regardless of series, and shall be identical with each other in all respects except as provided in Subparagraph (1) of this Subsection A.

Subparagraph (3). In case the stated dividends and the amounts payable on liquidation are not paid in full, the shares of all series of the Third Preferred Stock shall share ratably in the payment of dividends, including accruals, if any, in proportion to the sums which would be payable on said shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

Subsection B. Dividends on Third Preferred Stock and Junior Stock.

The holders of the Third Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available for the payment of dividends, cumulative cash dividends at the annual rate for each particular series theretofore fixed by the Board of Directors as hereinbefore authorized, and no more, payable quarter-yearly, on the first days of January, April, July and October in each year, to shareholders of record on the respective dates, not exceeding 40 days preceding such dividend payment dates, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend. Such dividends on the Third Preferred Stock shall be payable before any dividend on any junior stock (which term as used in this Section I shall mean the Common Stock and any other class of stock of the corporation hereafter authorized ranking junior to the Third Preferred Stock as to dividends or assets) shall be paid or set apart for payment. Dividends on each series of the Third Preferred Stock shall be cumulative from such date as may be fixed by the Board of Directors prior to the issue thereof. Arrearages in the payment of dividends shall not bear interest.

So long as any of the Third Preferred Stock remains outstanding, no dividend whatever shall be paid or declared on any junior stock nor shall any distribution be made on any junior stock, other than a dividend payable in junior stock, nor shall any shares of any junior stock be acquired for a consideration by the corporation;

(1)	unless all dividends on the Third Preferred Stock of all series for all past quarter-yearly dividend periods shall have been paid and the full dividends thereon for the then current quarter-yearly dividend period shall have been paid or shall have been declared and a sum sufficient for the payment thereof set apart; and

(2)	unless, if at any time the corporation is obligated to retire shares of any series of the Third Preferred Stock, pursuant to a sinking fund, all arrears in respect of each sinking fund for the Third Preferred Stock of all series shall have been made good.

Subject to the foregoing provisions, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any junior stock from time to time out of the remaining funds of the corporation legally available for the payment of dividends, and the Third Preferred Stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

Subsection C. Redemption.

Subject to the provisions of Subparagraph (3) of Subsection E of this Section I and subject to the provisions of the resolution or resolutions of the Board of Directors providing for the issue of shares of any particular series, the corporation, at the option of the Board of Directors, may redeem the whole or any part of the Third Preferred Stock at any time outstanding, or the whole or any part of any series thereof, at any time or from time to time, upon notice duly given as hereinafter specified, at the applicable redemption price or prices fixed by the Board of Directors as hereinbefore authorized, together with a sum, in the case of each share so to be redeemed, computed at the annual dividend rate for the series of which the particular share is a part from and after the date on which dividends on such share became cumulative to and including the date fixed for such redemption, less the aggregate of the dividends theretofore paid thereon, but computed without interest.

Notice of every such redemption of the Third Preferred Stock shall be published at least once in a newspaper printed in the English language and customarily published on each business day and of general circulation in the Borough of Manhattan, the City of New York, New York, and in a similar newspaper similarly published and of general circulation in the City of Pittsburgh, Pennsylvania, and in a similar newspaper similarly published and of general circulation in such other city or cities as may be specified in the resolution or resolutions of the Board of Directors providing for the issue of shares of any particular series, such publications to be at least thirty days prior to the date fixed for such redemption. Notice of every such redemption shall also be mailed at least thirty days prior to the date fixed for such redemption to the holders of record of the shares so to be redeemed at their respective addresses as the same shall appear on the books of the corporation; but no failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceeding for the redemption of any shares so to be redeemed.

In case of redemption of a part only of any series of the Third Preferred Stock at the time outstanding, the redemption may be either pro rata or by lot. The Board of Directors shall have full power and authority to prescribe the manner in which the drawings by lot or the pro rata redemption shall be conducted and, subject to the provisions herein contained, the terms and conditions upon which the Third Preferred Stock shall be redeemed from time to time.

On or at any time before any redemption date, the corporation may deposit in trust, for the account of the holders of the shares to be redeemed, the moneys necessary for such redemption with a bank or trust company, to be designated in the notice of such redemption, in good standing, having capital, surplus and undivided profits aggregating at least $5,000,000.00, organized under the laws of the United States of America or of the State of New York, doing business in the Borough of Manhattan, the City of New York, New York, or organized under the laws of the United States of America or of the Commonwealth of Pennsylvania and doing business in the City of Pittsburgh, Pennsylvania. In the event such deposit is so made, then, upon the publication, as hereinabove provided, of the notice of such redemption, or upon the earlier delivery to said bank or trust company of irrevocable authorization and direction to publish such notice, all shares with respect to the redemption of which such deposit shall have been made and such publication effected or authorization therefor given shall, whether or not the certificates for such shares shall have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate except the right of the holders of the certificates for such shares to receive, from and after the time of such deposit, the amount payable upon the redemption thereof, without interest, and the right to exercise, on or before the date fixed for redemption, any unexpired privileges of conversion.

Any funds so deposited by the corporation which shall not be required for such redemption because of the exercise of any right of conversion or exchange subsequent to the time of such deposit shall be released or repaid to the corporation forthwith. Any funds so deposited which are unclaimed at the end of six years from such redemption date shall be repaid to the corporation, after which the holders of the shares so called for redemption shall look only to the corporation for payment thereof, provided, however, that if any unclaimed funds so repaid to the corporation shall have been paid by it to the Commonwealth of Pennsylvania under or in lieu of escheat, the holders of the shares so called for redemption shall thenceforth look only to the said Commonwealth for the payment thereof.

Subsection D. Amounts Payable on Liquidation or Dissolution.

In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of the Third Preferred Stock of each series then outstanding shall be entitled to receive in cash out of the assets of the corporation, before any distribution or payment shall be made to the holders of any junior stock, the full preferential amount or amounts fixed by the Board of Directors for such series as herein authorized, plus in respect of each such share a sum computed at the annual dividend rate applicable thereto from and after the date on which dividends on such share became cumulative to and including the date fixed for such payment, less the aggregate of dividends theretofore paid thereon, but computed without interest; provided that if such assets available for the holders of the Third Preferred Stock of each series then outstanding shall be less than the total amount all such holders would be so entitled to receive if all such preferential amount or amounts and dividends were paid in full then the corporation shall, in lieu of making such payments in full to the holders of the Third Preferred Stock of each series then outstanding, make payments to the holders of the Third Preferred Stock of each series then outstanding (in proportion to the respective amounts which would be payable on account of such liquidation, dissolution or winding up if all such payments were paid in full) of an aggregate amount equal to such assets so available. If such payment shall have been made in full to the holders of the Third Preferred Stock on voluntary or involuntary liquidation, dissolution or winding up, the remaining assets of the corporation shall be distributed among the holders of junior stock according to their respective rights and preferences and in accordance with their respective holdings. For the purposes of this Subsection D, a consolidation or merger of the corporation with any other corporation shall not be deemed, as such, to constitute a liquidation, dissolution or winding up of the corporation, but any reorganization of the corporation required by any court or administrative body in order to comply with any provision of law shall be deemed to be an involuntary liquidation, dissolution or winding up of the corporation unless the preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the Third Preferred Stock are not adversely affected by such reorganization.

Subsection E. Restrictions on Corporate Action.

The consent of the holders of at least two-thirds of the Third Preferred Stock (subject to the provisions of Subparagraph (2) hereof) at the time outstanding, given in person or by proxy, either in writing or at a special meeting called for the purpose, at which the Third Preferred Stock entitled to vote shall vote separately as a class, regardless of series, shall be necessary to effect or validate any one or more of the following:

Subparagraph (1). The authorization of, or any increase in the authorized amount of, any class of stock of the corporation ranking prior to or on a parity with the Third Preferred Stock, either as to dividends or upon liquidation, or any increase in the authorized amount of the Third Preferred Stock;

Subparagraph (2). The amendment, alteration or repeal of any of the provisions of the Restated Articles of Incorporation, as now or hereafter amended, of the corporation, or any of the provisions of the resolution or resolutions of the Board of Directors providing for the issue of shares of any series of the Third Preferred Stock, so as to affect adversely the rights, preferences or powers of the Third Preferred Stock or of any series of the Third Preferred Stock; provided, however, that if any such amendment, alteration or repeal shall affect adversely the rights, preferences or powers of one or more, but not all, of the series of Third Preferred Stock at the time outstanding, the consent of the holders of at least two-thirds in interest of the shares then outstanding of each series so affected entitled to vote, similarly given, shall be required in lieu of the consent of the holders of two-thirds of the Third Preferred Stock entitled to vote voting as a class; or

Subparagraph (3). The redemption of less than all of the Third Preferred Stock at the time outstanding or the purchase of any of the Third Preferred Stock except in accordance with a purchase offer made to all holders thereof, unless the full dividend on the Third Preferred Stock for all past quarter-yearly dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart; provided that no consent of the holders of the Third Preferred Stock entitled to vote or of the holders of a particular series of the Third Preferred Stock entitled to vote shall be required under the provisions of this Subsection E if, at or prior to the time of the act with respect to which such vote would otherwise be required, provision is made in accordance with the provisions of the fourth paragraph of Subsection C of this Section I for the redemption of all shares of Third Preferred Stock or of all shares of the particular series of the Third Preferred Stock at the time outstanding.

If in any case the amounts payable with respect to any requirements to retire shares of the Third Preferred Stock are not paid in full in the case of all series with respect to which such requirements exist, the number of shares to be retired in each series shall be in proportion to the respective amounts which would be payable on account of such requirements if all amounts payable were met in full.

Subsection F. Voting Rights.

Holders of the Third Preferred Stock entitled to vote shall be entitled to vote together with the Common Stock and not as a separate class on all matters at every meeting of the holders of Common Stock of the corporation, and, in addition, holders of the Third Preferred Stock entitled to vote shall be entitled to vote, separately as a class, to the extent provided in Subsection E above, and as hereinafter in this Subsection F set forth. If and when six quarter-yearly dividends payable on the Third Preferred Stock of any series shall be in default, in whole or in part, the holders of the outstanding Third Preferred Stock entitled to vote, voting separately as a class regardless of series, shall, in addition to the voting rights provided in Subsection E of this Section I and hereinabove provided in this Subsection F, become entitled to elect two Directors, who shall be additional Directors to the then existing Board, and the holders of the Third Preferred Stock entitled to vote and the Common Stock, voting together, shall be entitled to elect the remaining Directors of the corporation. When all dividends then in default on the Third Preferred Stock then outstanding shall thereafter be paid, the Third Preferred Stock shall then be divested of such additional voting power, but always subject to the same provisions for the vesting of such additional voting power in the Third Preferred Stock entitled to vote in case of any similar future default or defaults. A meeting of the holders of the Third Preferred Stock for the election of such Directors, at which the holders of the Third Preferred Stock entitled to vote shall vote as a class, shall be held at any time after the accrual of such additional voting power, upon notice similar to that provided in the By-Laws for a special meeting of shareholders, upon call by the Secretary of the corporation, who shall call such meeting at the written request of the holders of record of not less than 5% of the Third Preferred Stock entitled to vote then outstanding, addressed to him at the principal business office of the corporation. The holders of a majority of the Third Preferred Stock entitled to vote present in person or by proxy shall be entitled to elect the additional Directors above provided for. Upon termination of the additional Voting power of the Third Preferred Stock at any time by reason of the payment of all accumulated and defaulted dividends on such stock, the terms of office of all persons who may have been elected Directors of the corporation by vote of the holders of the Third Preferred Stock shall forthwith terminate.

At all times each holder of a share of the Third Preferred Stock of any series who at the time possessed voting power for any purpose shall, for such purpose, be entitled to such vote, or no vote, for each share of the Third Preferred Stock standing in such holder’s name on the books of the corporation as shall have been theretofore fixed by the Board of Directors as hereinbefore authorized.

Subsection G. Status of Redeemed and Purchased Shares.

Except as otherwise required by law, (i) upon the redemption of any series of Third Preferred Stock, such series of Third Preferred Stock shall not be reissued, and (ii) all shares of any series of Third Preferred Stock redeemed, repurchased or otherwise acquired by the corporation shall be cancelled and no longer be authorized shares of such series. The Third Preferred Stock shall be reduced by the number of shares redeemed, purchased or otherwise acquired by the corporation. Any shares of Third Preferred Stock redeemed, purchased or otherwise acquired by the corporation cannot be restored to the status of authorized but unissued shares, and following such redemption, purchase or other acquisition, the corporation shall file an amendment to the Articles of Incorporation in accordance with 15 Pa. C.S. §§ 1914(c), as then amended so as to reduce accordingly the number of authorized shares of preferred stock of the corporation.

Subsection H. Status of Converted Shares.

Upon conversion of any shares of any series of the Third Preferred Stock into another class or classes or series of shares of the corporation pursuant to the provisions of the resolution or resolutions of the Board of Directors providing for the issue of such series, the number of shares which the corporation is authorized to issue shall be thereby so reduced.

Subsection I. Relative Rights and Preferences of the Second Series of Third Cumulative Preferred Stock

Pursuant to a resolution duly-adopted by the Board of Directors of the corporation on October 9, 2002, the second series of the Third Cumulative Preferred Stock was established consisting of 1,000 shares, the designation and the relative rights and preferences thereof, in addition to those set forth in Subsections A through H of this Section I, being as follows:

(1)	The designation is “Third Cumulative Preferred Stock, 6.5% Second Series” (hereinafter called the “Second Series”).

(2)	The rate of 6.5% per share of the Second Series per year is hereby fixed as the rate per annum at which the holders of shares of the Second Series shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the annual rate of $123,190.93 per share (being 6.5% of the liquidation value of $1,894,245.00 per share as stated below), and no more, payable quarterly in arrears on the dividend payment dates specified hereunder. Such dividends shall be cumulative from December 10, 2002. The amount of dividends payable for the initial dividend period, or any other period shorter or longer than a full calendar quarter, on the Second Series shall be computed on the basis of twelve 30-day months and a 360-day year.

(3)	Each holder of a share of the Second Series shall not be entitled to any voting rights except as provided by law and except as provided in Subsection E above. Without limitation, the holders of the Second Series shall not be entitled to participate in any vote of the holders of the Third Preferred Stock referred to in Subsection F above.

In exercising the voting rights set forth in this Subsection, each share of the Second Series shall have one vote per share, except that when any other series of shall have the right to vote with the Second Series as a single class on any matter, then the Second Series shall have with respect to such matters such number of votes per share as shall be necessary so that the voting rights of the shares of the Second Series and the voting rights of the shares of such other series of preferred stock are in proportion to their respective liquidation values per share. Except as otherwise required by applicable law or as set forth herein, the shares of the Second Series shall not have any relative, participating, optional, or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

(4)	The shares of the Second Series are not redeemable by the corporation.

(5)	Upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of shares of the Second Series shall be entitled to receive at the time thereof in a cash out of the assets of the corporation, before any distribution or payment shall be made to the holders of any junior stock, the amount of $1,894,245.00 per share, plus dividends accrued and unpaid thereon to such time.

SECTION II. COMMON STOCK

This Section II sets forth the powers, preferences and rights and the qualifications, limitations or restrictions in respect to the Common Stock of the corporation.

Subsection A. Equal Rights.

Each share of Common Stock issued or to be issued under the provisions of this Article Fifth shall be equal in all respects one with the other, and no dividend shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment, and there shall be no distinction or difference between any share of Common Stock, or any rights appertaining thereto, and any other share of Common Stock.

Subsection B. Other Rights.

Except for and subject to those rights expressly granted in Section I of this Article Fifth to the holders of the Third Cumulative Preferred Stock, or except as may be provided by the laws of the Commonwealth of Pennsylvania, the holders of the Common Stock shall have exclusively all other rights of stockholders including but not by way of limitation: (a) exclusive voting power for all purposes and exclusive rights to all notices of meetings or of any action to be taken by the corporation or by its stockholders, (b) the right to receive dividends, when and as declared by the Board of Directors out of assets lawfully available therefor, and (c) in the event of any distribution of assets upon liquidation, dissolution or winding up of the corporation or otherwise, the right to receive ratably and equally all of the assets and funds of the corporation remaining after the payment to the holders of other classes of stock of the corporation of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of the corporation as hereinbefore provided in Section I of this Article Fifth.

Subsection C. Issuance of Common Stock.

The Common Stock shall be issued from time to time and at such time and in such manner and for such consideration, whether in cash or property or otherwise, as the Board of Directors shall in their absolute discretion by a duly adopted resolution provide.

SECTION III. CUMULATIVE VOTING RIGHTS

No shareholder shall in any election of directors have any right to cumulate his votes and cast them for one candidate or distribute them among two or more candidates.

5.	The name and address, including number and street of each incorporation: David N. Britsch, c/o Kirkland & Ellis; Lexington Avenue; New York, NY 10022.

6.	Personal Liability Limitations:

SECTION I. LIMITATION OF DIRECTOR LIABILITY.

To the fullest extent that laws of the Commonwealth of Pennsylvania, as in effect on January 27, 1987 or as thereafter amended, permit elimination of limitation of the liability of directors, no Director of the corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a Director. This Section I shall not apply to any action filed prior to January 27, 1987, nor to any breach of performance of duty or any failure of performance of duty by any Director occurring prior to January 27, 1987. The provisions of this Section I shall be deemed to be a contract with each Director of the corporation who serves as such at any time while such provisions are in effect, and each such Director shall be deemed to be serving as such in reliance on the provisions of this Section I. This Section I shall not be amended, altered or repealed without the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote on the matter voting together as one class. Such affirmative vote shall be required notwithstanding the fact that no vote is required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. Any amendment to, alteration or repeal of this Section I which has the effect of increasing Director liability shall operate prospectively only and shall not have any effect with respect to any action taken, or any failure to act, by a Director prior thereto.

SECTION II. INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS.

Except as prohibited by law, the corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) and may take such steps as may be deemed appropriate by the Board of Directors, including purchasing and maintaining insurance, entering into contracts (including, without limitation, contracts or indemnification between the corporation and its directors, officers or employees), creating a trust fund, granting security interests or using other means (including, without limitation, a letter of credit) to ensure the payment of such amount as may be necessary to effect such indemnification. This Section II shall apply to any action taken, or any failure to take any action, on or after January 27, 1987. This Section II shall not be amended, altered or repealed without the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter voting together as one class. Such affirmative vote shall be required notwithstanding the fact that no vote is required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. Any amendment to, alteration or repeal of this Section II which has the effect of limiting the authority of the corporation to indemnify persons under this Section II shall operate prospectively only and shall not limit in any way any indemnification provided pursuant to this Section II with respect to any action taken, or failure to act, occurring prior thereto.

7.	To the extent permitted by applicable law, each director nominated or designated to the Board of Directors by a holder of shares of Cumulative Compounding Preferred Stock, Series A, of H. J. Heinz Holding Corporation (“Parent”) shall have no voting power with respect to the declaration of dividends by the Corporation to Hawk Acquisition Intermediate Corporation II for final distribution to Parent solely for a Preferred Stock Dividend Payment or Preferred Stock Redemption (as such terms are defined in that certain Shareholders’ Agreement, dated as of June 7, 2013, by and among Parent, 3G Special Situations Fund III, L.P. and Berkshire Hathaway Inc.).

8.	The Articles of Incorporation, as amended and restated herein, supersede the Articles of Incorporation and all amendments thereto.

IN WITNESS WHEREOF, H. J. Heinz Company has caused these ARTICLES OF AMENDMENT amending and restating the Articles of Incorporation to be signed by its President or Vice President and Secretary or Treasurer this 7th day of June    , 2013.

H. J. HEINZ COMPANY

By:	/s/ William R. Johnson
Name: William R. Johnson
Title: Chairman, President and CEO

By:	/s/ Theodore M. Bobby
Name: Theodore M. Bobby
Title: Corporate Secretary